Exhibit 10.17

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made as of August 31, 2011 (the “Effective Date”) by and between VOOM, LLC, a limited liability company organized and existing under the laws of Delaware, having an office located at 625 Via Trepadora, Santa Barbara, CA 93110 (“Licensor”), and RevitaLid, Inc., a corporation organized and existing under the laws of Delaware, having a principal place of business at 400 N. Ashley Dr., Ste. 1950, Tampa, FL 33602 (“RevitaLid”). Licensor and RevitaLid are each individually referred to herein as a “Party” and collectively referred to as the “Parties”.

BACKGROUND

WHEREAS, Licensor has filed certain patent applications comprising of the Licensed Patents; and

WHEREAS, RevitaLid wishes to obtain a license from Licensor to the Licensed Patents, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

1.1.                            “Affiliate,” with respect to a Party, shall mean any corporation or non-corporate business entity, firm, partnership or other entity which controls, is controlled by, or is under common control with such Party. For purposes of this definition, “control” shall mean the ownership of at least fifty percent (50%) of the voting stock of such entity or any other comparable equity or ownership interest, or (a) in the absence of the ownership of a least fifty percent (50%) of the voting stock of a corporation, or (b) in the case of a non-corporate business entity, possession, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such entity whether through the ownership or control of voting securities, by contract or otherwise.

1.2.                            “Field” shall mean the use of a Licensed Product in the field of ophthalmology.

1.3.                            “Inventions” shall mean any patentable discovery, invention, improvement, idea, concept, technique, method, process, formula or technology within the Field.

1.4.                            “Licensed Know How” shall mean any and all rights in any information, data, process, method or know-how, in each case that (i) is necessary to practice in best mode any invention claimed in the Licensed Patents and (ii) has been developed by the Licensor on or prior to the Effective Date.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.5.                            “Licensed Patent” shall mean the patent application(s) listed on Exhibit 1, any patents issuing thereon, and any continuations, continuations- in-part, reissues, re-examinations, extensions and foreign counterparts thereof.

1.6.                            “Licensed Product” shall mean a product which is covered by a Valid Claim of a Licensed Patent, or which incorporates any Licensed Know- How, including Combination Products (as defined in Section 1.8).

1.7.                            “Net Sales” shall mean gross amounts invoiced by RevitaLid and its Sublicensees, with respect to sales of Licensed Products to independent third parties, less: (i) all customary rebates, credits and cash, trade and quantity discounts, actually taken; (ii) excise taxes, sales, use, value added, and other taxes, customs, duties and tariffs incurred in connection with the sale, transportation, exportation or importation of Licensed Products to the extent included in the gross invoiced selling price and separately itemized on the invoice; (iii) freight, shipping and insurance costs to the extent included in the gross invoiced selling price; and (iv) amounts allowed or credited due to returns or uncollectable amounts. In the event that RevitaLid or a Sublicensee sells a Licensed Product in combination with other products, ingredients or substances (a “Combination Product”), the Net Sales of such Combination Product will be based on the gross amount invoiced with respect to such Combination Product. In the event that RevitaLid or a Sublicensee sells a Licensed Product in a kit containing other products, whether prescription or not (a “Kit”), the Net Sales with respect to Licensed Product will be based on the average gross invoiced amount of the Licensed Product sold individually. Non-monetary consideration shall not be accepted by RevitaLid or any Sublicensee for any Licensed Product without the prior written consent of Licensor.

1.8.                            “RevitaLid” shall mean RevitaLid and its Affiliates.

1.9.                            “Sublicensee” shall mean any non-Affiliate third party to whom RevitaLid has granted the right to manufacture, distribute, or otherwise market a Licensed Product in accordance with the terms of this Agreement.

1.10.                     “Territory” shall mean worldwide.

1.11.                     “Valid Claim” shall mean a claim of an issued and unexpired patent, or a claim of a pending patent application, contained in the Licensed Patents, which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

ARTICLE 2
LICENSE

2.1                               Grant

2.1.1                     Licensor hereby grants to RevitaLid an exclusive, royalty- bearing, sublicensable (solely in accordance with Section 2.1.2), license under the Licensed Patents and Licensed Know-How in the Field within the Territory to make, have made, use, import, export, sell and offer for sale any Licensed Product.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.1.2                     Any sublicense granted by RevitaLid to any Sublicensee shall be subject to a written sublicense agreement that contains terms and conditions that (a) impose obligations that are comparable to the obligations applicable to RevitaLid under this Agreement, (b) are at least as protective of the Licensed Patents, Licensed Know-How and Licensor Confidential Information (as defined in Section 5.1) as the terms contained in this Agreement and (c) include no provisions that would be a violation of any terms and conditions set forth in this Agreement. Without limiting the foregoing, each such sublicense agreement shall provide that Licensor is a third party beneficiary of such sublicense agreement, with the right to enforce the terms thereof in the event that RevitaLid does not enforce its rights. RevitaLid shall notify Licensor in writing of the grant of any such sublicense within thirty (30) days thereof, which notice shall identify the Sublicensee and shall be accompanied by a copy of the applicable sublicense agreement. The terms of such sublicense agreements, and the identity of all Sublicensees shall be Confidential Information (as defined below) of RevitaLid. RevitaLid shall use commercially reasonable efforts to monitor the performance of any Sublicensee under any sublicense granted pursuant to this Section 2.1.2.

2.1.3                     Licensor shall not, and shall cause its Affiliates, not to, practice any rights granted to RevitaLid under this Article 2 in the Field in the Territory during the term of this Agreement.

2.1.4                     During the term of this Agreement, Licensor shall not grant to any third party any right or license whatsoever under the Licensed Patents or Licensed Know-How in the Field. Licensor retains the right to grant other licenses outside the Field.

2.1.5                     Any new Invention or discovery, whether patentable or not, made solely by RevitaLid or in combination with a third party, as a result of the exercise of this Agreement, shall be RevitaLid’s property, and RevitaLid hereby grants to Licensor a fully paid-up, perpetual right to make, manufacture, use, market, import, export, offer for sale, and sell the such Invention or discoveries outside the Field. The Parties shall reasonably cooperate in any patent application procedures for inventions or discoveries made under this section at RevitaLid’s expense.

2.1.6                     RevitaLid will be responsible for the manufacturing of the Licensed Products and the supply of any needed materials including active pharmaceutical ingredients.

2.1.7                     Except as expressly set forth herein, this Agreement does not grant to RevitaLid any right, title, interest, ownership or license by implication, estoppel or otherwise, to any intellectual property rights of Licensor.

2.2.                            Obligations of RevitaLid.

2.2.1                     Diligence. RevitaLid shall use commercially reasonable efforts at its own cost and expense: (i) to develop a Licensed Product; (ii) to conduct all development necessary to obtain regulatory approval to market such Licensed Product in the US, Europe and Japan; and (iii) to commercialize such Licensed Product the U.S., Europe and Japan.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.2.2                     Fundraising Milestones.

(a)                                 It is understood that RevitaLid will use commercially reasonable efforts to obtain outside funding to finance Licensed Product development in an aggregate amount of at least [***] (the “Initial Fundraising Target”). Without limiting the generality of the foregoing, (a) on or before October 31, 2011, RevitaLid will have identified serious funding leads, will have had initial meetings with such leads, and will have made good progress towards the structuring of a transaction or series of transactions with such leads resulting in gross proceeds to RevitaLid of an amount equal to or exceeding the Initial Fundraising Target (the “Fundraising Transactions”) and (b) on or before December 31, 2011, RevitaLid will have executed a non-binding term sheet with respect to each Fundraising Transaction. If on or prior to the date set forth in clause (a) or clause (b) (collectively, the “Initial Fundraising Deadlines”), as applicable, RevitaLid shall not have achieved the milestone set forth in clause (a) or clause (b), as applicable, Licensor may in its sole discretion consent in writing to extend the applicable Initial Fundraising Deadline by an additional month. If Licensor indicates, in writing, that such consent is withheld, then this Agreement shall terminate in accordance with Section 4.2.2, and all licenses granted hereunder shall revert to Licensor.

(b)                                 On or before January 31, 2012 (“Final Fundraising Deadline”), RevitaLid will have closed each Fundraising Transaction. If the Initial Fundraising Target has not been raised by the Final Fundraising Deadline, then Licensor may in its sole discretion consent in writing to extend the Final Fundraising Deadline by an additional two (2) months. If Licensor indicates, in writing, that such consent is withheld, then this Agreement shall terminate in accordance with Section 4.2.2, and all licenses granted hereunder shall revert to Licensor.

2.2.3                     Clinical Development Milestones. RevitaLid shall perform all actions necessary to obtain FDA approval of a Licensed Product, including but not limited to the development of formulations, the conduct of pre-clinical studies and the preparation of filings with the FDA. Without limiting the generality of the foregoing, within twelve (12) months after reaching the Initial Fundraising Target (the “Clinical Development Deadline”), RevitaLid shall have filed an Investigational New Drug Application with the FDA. Licensor may in its sole discretion consent, in writing, to extend the Clinical Development Deadline. If Licensor indicates, in writing, that such consent is withheld, then this Agreement shall terminate in accordance with Section 4.2.2, and all licenses granted hereunder shall revert to Licensor.

ARTICLE 3
PAYMENTS AND REPORTS

3.1.                            Milestone Payments, Clinical Obligations, and Legal Expenses. As consideration for the rights and licenses granted by Licensor to RevitaLid hereunder, RevitaLid agrees to pay Licensor the following amounts at the following times:

3.1.1                     Milestone Payments. RevitaLid shall pay to Licensor milestone payments (each, a “Milestone Payment”) in the following amounts:

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Milestone Event	Amount
First Regulatory Approval to Market each Licensed Product in any jurisdiction (“First Regulatory Milestone”)	[***]
First Commercial Sale in the US of each Licensed Product	[***]
First Commercial Sale in Europe of each Licensed Product	[***]
First Commercial Sale in Japan of each Licensed Product	[***]
Cumulative Net Sales of all Licensed Products in US exceeds [***]	[***]
Cumulative Net Sales of all Licensed Products in Europe exceeds [***]	[***]
Cumulative Net Sales of all Licensed Products in Japan exceeds [***]	[***]

RevitaLid shall notify Licensor promptly in writing (but in each case within thirty (30) days) of its achievement of each Milestone Event. Each Milestone Payment other than the First Regulatory Milestone shall be due within 180 days following the achievement of the applicable Milestone Event. The First Regulatory Milestone shall be due within 90 (ninety) days following the achievement of the First Regulatory Milestone.

3.1.2                     Clinical Obligations. RevitaLid shall finance all pre-clinical and clinical development efforts required to obtain FDA/regulatory approval for the Licensed Products following the Effective Date. The results of all clinical development efforts shall be made available to Licensor in a timely manner.

3.1.3                     Legal Expenses. It is understood that RevitaLid will engage in fundraising efforts to fund the development of the Licensed Products as described in Section 2.2.2. Once RevitaLid has raised [***] in total funds (i.e., from any source), RevitaLid shall compensate Licensor for all reasonable legal expenses incurred by Licensor in connection with (i) the negotiation and execution of agreements with RevitaLid and (ii) the preparation, filing, maintenance and prosecution of the Licensed Patents; provided, however, that RevitaLid’s obligation under this Section 3.1.3 shall not exceed [***]. Each such compensation payment shall be made directly to Licensor’s counsel within thirty (30) days following the submission to RevitaLid from Licensor’s counsel of a detailed invoice.

3.2.                            Royalties.

3.2.1                     Know-How Royalty. RevitaLid will pay to Licensor quarterly royalties (the “Know-How Royalties”) of the following percentages of Net Sales of Licensed Products within the Territory:

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Know-How Royalty	Percentage of Net Sales
- US Sales	[***]
- Ex-US Sales	[***]

The obligation to pay Know-How Royalties will run until the later of ten (10) years from the first commercial sale of a Licensed Product in any country and the expiration of the last-to-expire Valid Claim covering a Licensed Product in any country.

3.2.2                     Patent Royalty. In addition to the Know-How Royalties payable to Licensor pursuant to Section 3.2.1, with respect to each Licensed Product, the manufacture, use, sale, offer for sale or importation of which is covered by a Valid Claim in the country where such Licensed Product is manufactured or sold, RevitaLid will pay to Licensor quarterly patent royalties (the “Patent Royalties”) of the following percentages of Net Sales:

Patent Royalty	Percentage of Net Sales
- US Sales	[***]
- Ex-US Sales	[***]

Patent Royalties shall be payable on a country-by-country basis, and will not be reduced for royalties or other payments owed by RevitaLid under other third-party licenses or otherwise.

If a Valid Claim issues in a country before the first commercial sale in such country of a Licensed Product covered by such Valid Claim, the Patent Royalties will be paid from and after the first commercial sale of such Licensed Product in such country. If the first commercial sale of a Licensed Product in a country occurs prior to the issuance of a Valid Claim covering such Licensed Product in such country, the Patent Royalties will be paid from and after the issuance of such Valid Claim in such country.

3.3.                            Royalty Term. The obligation of RevitaLid to pay Patent Royalties under this Article 3 shall continue until the expiration of the last-to-expire Valid Claim.

3.4.                            Consequences of a Patent Challenge. In the event that (i) RevitaLid or any Sublicensee brings a patent challenge against Licensor, or assists others in bringing a patent challenge against Licensor (except as required under a court order or subpoena), and (ii) Licensor does not choose to exercise its right to terminate this Agreement pursuant to Section 4.2.2, then the Know-How Royalties and the Patent Royalties (collectively, the “Royalties”) due hereunder shall be [***] for the remainder of the term of this Agreement. In the event that such patent challenge is successful, RevitaLid or such Sublicensee shall have no right to recoup any Royalties paid during the period of challenge. In the event that such patent challenge is unsuccessful, RevitaLid or such Sublicensee shall reimburse Licensor for all reasonable legal fees and expenses incurred in its defense against such patent challenge.

3.5.                            Royalty Reports and Payments. After the first commercial sale by RevitaLid or Sublicensees of a Licensed Product for which Royalties are payable under this Article 3, RevitaLid shall make quarterly written reports to Licensor within sixty (60) days after the end of each calendar quarter, stating in each such report the number, description, and aggregate Net

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Sales of such Licensed Product sold during the calendar quarter. Simultaneously with the delivery of each such report, RevitaLid shall pay to Licensor the Royalties, if any, due to Licensor for the period of such report. If no Royalties are due, RevitaLid shall so report. Such reports shall be Confidential Information of RevitaLid subject to Article 5 herein.

3.6.                            Interest. In addition to any other rights and remedies of Licensor under this Agreement, any amounts owed to Licensor under this Agreement shall, if not paid when due, accrue interest at a rate that is the lesser of (i) [***] per annum above the average prime rate as published in The Wall Street Journal for the applicable days of the period of default and (ii) the maximum rate allowed by applicable law.

3.7.                            Currency Conversion. If any currency conversion shall be required in connection with the calculation of any amounts hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. dollars, quoted for current transactions reported in The Wall Street Journal for the last business day of the period to which such calculation pertains.

3.8.                            Audits. RevitaLid shall maintain, and shall cause its Sublicensees to maintain, complete and accurate records relating to any amounts payable to Licensor pursuant to this Agreement, which records shall contain sufficient information to permit Licensor to confirm the accuracy of any reports delivered to Licensor hereunder. The relevant party shall retain such records for at least 30 (thirty) months following the end of the calendar year to which they pertain, during which time Licensor, or Licensor’s appointed agents, shall have the right, at Licensor’s expense, to inspect such records during normal business hours to verify any reports and payments made. In the event that any audit performed under this Section 3.8 reveals an underpayment in excess of [***], RevitaLid shall bear the full cost of such audit and shall remit any amounts due to Licensor within thirty (30) days of receiving notice thereof from Licensor. In the event that any audit performed under this Section 3.8 reveals an overpayment in excess of [***], Licensor shall return the overpaid amount to RevitaLid within thirty (30) days of receiving the audit report.

ARTICLE 4
TERM AND TERMINATION

4.1.                            Term. The term of this Agreement shall commence on the Effective Date, and shall continue in full force and effect until the latest to occur of: (i) the 10th anniversary of the first commercial sale of a Licensed Product in any country; (ii) the expiration of the last-to-expire Valid Claim; or (iii) termination by either Party in accordance with Section 4.2.

4.2.                            Termination for Cause.

4.2.1                     By RevitaLid. RevitaLid may terminate this Agreement for Cause. For purposes of this paragraph, “Cause” shall mean any material breach of any material provision of this Agreement by Licensor that is not cured within one hundred twenty (120) days after receipt by Licensor of written notice thereof from RevitaLid.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.2.2                     By Licensor. Licensor may terminate this Agreement (i) for Cause or (ii) immediately upon written notice to RevitaLid if RevitaLid or any Sublicensee brings a patent challenge against Licensor, or assists others in bringing a patent challenge against Licensor (except as required under a court order or subpoena). For purposes of this paragraph, “Cause” shall mean any material breach of any material provision of this Agreement by RevitaLid that is not cured within one hundred twenty (120) days after receipt by RevitaLid of written notice thereof from Licensor; provided, however, that if the material breach is non-payment to Licensor of amounts due then RevitaLid shall have only thirty (30) days to cure.

4.2.3                     Termination for Insolvency or Bankruptcy. Either Party may, by written notice, terminate this Agreement with immediate effect if the other Party: (i) makes a general assignment for the benefit of creditors; (ii) files an insolvency petition in bankruptcy; (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv), and such proceeding or action remains undismissed or unstayed for a period of more than ninety (90) days.

4.2.4                     Termination Without Cause. RevitaLid may terminate this Agreement without cause, upon sixty (60) days written notice, if it finds further development of a Licensed Product to no longer be commercially viable.

4.3.                            Effect of Termination.

4.3.1                     Expiration pursuant to Section 4.1. Upon any expiration of this Agreement pursuant to Section 4.1(i) or (ii) hereof, the license granted to RevitaLid under Article 2 shall survive such termination but shall convert to non-exclusive, fully paid up, irrevocable and perpetual license.

4.3.2                     Termination by RevitaLid pursuant to Section 4.2.1. Upon termination of this Agreement by RevitaLid pursuant to Section 4.2.1, RevitaLid’s license rights in Article 2 shall survive such termination and remain in full force and effect; provided that RevitaLid fulfills its payment obligations and other obligations under Article 3. The foregoing shall be in addition to any other rights of RevitaLid against Licensor pursuant to this Agreement or applicable law.

4.3.3                     Termination by Licensor pursuant to Section 4.2.2. Upon termination of this Agreement by Licensor pursuant to Section 4.2.2, (i) RevitaLid’s license rights under the Licensed Patents and Licensed Know-How and all other rights of RevitaLid hereunder shall terminate. The foregoing shall be in addition to any other rights of Licensor against RevitaLid pursuant to this Agreement or applicable law and (ii) RevitaLid shall promptly return to Licensor all Licensor Confidential Information, and all other documentation in the possession of RevitaLid relating to the Licensed Products, including, without limitation, all studies, results and regulatory filings.

4.3.4                     Termination by RevitaLid pursuant to Section 4.2.4. Upon termination of this Agreement by RevitaLid pursuant to Section 4.2.4, RevitaLid’s license rights under the

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Licensed Patents and Licensed Know-How and all other rights of RevitaLid hereunder shall terminate. RevitaLid shall promptly return to Licensor all Licensor Confidential Information, and all other documentation in the possession of RevitaLid relating to the Licensed Products, including, without limitation, all studies, results and regulatory filings.

4.3.5                     Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

4.4.                            Survival. Article 1, Section 3.5 and Articles 4, 5 and 7 through 10 shall survive expiration or termination of this Agreement.

ARTICLE 5
CONFIDENTIALITY

5.1.                            Confidential Information. Except as expressly provided in this Agreement, neither Party shall use, for its own benefit, or the benefit of any third party, or disclose to any third party, any confidential, proprietary or trade secret information (the “Confidential Information”) received from the other Party hereto, during the term of this Agreement and for five (5) years thereafter.

5.2.                            Permitted Disclosures. Notwithstanding Section 5.1 above, Confidential Information shall not include any of the following information which the receiving Party can demonstrate by competent evidence: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure, as evidenced by the receiving Party’s written records; (ii) was generally available to the public or otherwise part of the public domain at the time of disclosure to the receiving Party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (iv) was independently developed by the receiving Party without reference to any information or materials disclosed by the disclosing Party, as evidenced by the receiving Party’s written records; or (v) was subsequently disclosed to the receiving Party by a person without breach of any legal obligation to the disclosing Party.

5.2.1                     In addition, either Party may disclose Confidential Information of the other (i) to their legal representatives, employees and Affiliates, and legal representatives and employees of Affiliates, consultants and Sublicensees, to the extent such disclosure is reasonably necessary to achieve the purposes of this Agreement, and provided such representatives, employees, consultants and Sublicensees have agreed in writing to obligations of confidentiality with respect to such information no less stringent than those set forth herein; (ii) in connection with the filing and prosecution of the Licensed Patents; (iii) to a potential Sublicensee or as reasonably required in the course of a contemplated public offering or private financing provided that the receiving person shall have agreed in writing to obligations of confidentiality with respect to such information no less stringent than those set forth herein; or (iv) if disclosure is compelled to be disclosed by a court order or applicable law or regulation, provided that the Party compelled to make such disclosure requests confidential treatment of such information,

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

provides the other Party with sufficient advance notice of the compelled disclosure to provide adequate time to seek a protective order and discloses only the minimum necessary to comply with the requirement to disclose.

5.3.                            Non-Disclosure. The terms of this Agreement shall not be disclosed by RevitaLid or Licensor to any third party or be published unless both Parties expressly agree otherwise in writing. However, this restriction shall not apply to announcements required by law or regulation, except that in such event the Parties shall coordinate to the extent possible with respect to the details of any such announcement. This restriction shall not apply to disclosure of this Agreement to the shareholders, investment bankers, attorneys and other professional consultants of, and prospective investors in, either Party. Once a particular disclosure has been approved with respect to a particular third party, further disclosures to such third party which do not differ materially therefrom may be made without obtaining any further consent of the other Party.

ARTICLE 6
PATENT RIGHTS AND RESPONSIBILITIES

6.1.                            Patent Prosecution and Maintenance. RevitaLid shall have the initial right and obligation to control the preparation, filing, prosecution and maintenance (collectively, “Prosecution”) of the Licensed Patents within the Territory on behalf of Licensor, and any interferences, re-examinations, reissues and opposition proceeding relating thereto. RevitaLid shall regularly provide Licensor with copies of all patent applications (which upon filing of the same would be included in Licensed Patents) and other material submissions and correspondence relating to the Licensed Patents to be filed by RevitaLid with any patent authority in sufficient time to allow for review and comment by Licensor. RevitaLid shall consider any comments made by Licensor and its counsel in connection therewith, and shall incorporate such comments into such patent application, submission or correspondence (as applicable) unless such comments would adversely affect the reasonable interests of RevitaLid. If RevitaLid intends to allow the lapse, revocation, surrender, invalidation or abandonment (collectively, “Abandonment”) of any patent rights contained in the Licensed Patents, RevitaLid shall notify Licensor in writing as promptly as practicable, but in no event less than sixty (60) days prior to the first deadline to take action to avoid such Abandonment. Upon receipt of such notice, Licensor may, at its cost, elect to Prosecute such patent rights itself.

6.2.                            Infringement.

6.2.1                     In the event that RevitaLid has reason to believe that a third party is infringing upon a Licensed Patent, RevitaLid will promptly notify Licensor in writing of such alleged infringement. In the event that Licensor has reason to believe that a third party is infringing upon a Licensed Patent and that the infringement could have a materially adverse impact on RevitaLid’s use of a Licensed Product (“Adverse Infringement”), Licensor will promptly notify RevitaLid in writing of such alleged Adverse Infringement. If a third party alleges or asserts that one or more claims of the Licensed Patent is invalid, this event shall be deemed to be an Adverse Infringement and Licensor will promptly notify RevitaLid in writing of such event.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.2.2                     After receipt of notification from RevitaLid as set forth above or after Licensor otherwise learns of a potential infringement, Licensor will investigate such third party infringement and will obtain sufficient facts and information concerning the same in sufficient detail to permit a complete infringement determination to be made. If such third party is infringing the Licensed Patent, Licensor shall have the first right, but not the obligation, at its own expense, to endeavor to abate such infringement. If such infringement is an Adverse Infringement, Licensor will provide RevitaLid with copies of all correspondence relating to its efforts to abate such infringement.

6.2.3                     In the event that Licensor is unable to terminate such infringement within a reasonable period of time, Licensor shall have the first right, but not the obligation, to commence a patent infringement action against such infringer at its own expense and will retain any recovery from such litigation. In this regard, RevitaLid agrees to cooperate with Licensor to bring any such suit to a successful conclusion. If such infringement is an Adverse Infringement, Licensor will consult with RevitaLid throughout the litigation as to its course of action with respect thereto and will not enter into any settlement agreement with any third party without first obtaining the consent of RevitaLid to such settlement agreement, which consent shall not be unreasonably withheld, conditioned or delayed.

6.2.4                     In the event that Licensor determines that such third party is infringing a Licensed Patent in an Adverse Infringement, but chooses not to commence a patent infringement action against such infringer, RevitaLid shall have the right to bring suit at its own expense to terminate such infringement. Licensor agrees to join such suit as a party plaintiff and to cooperate with RevitaLid, at its own expense, in connection with the conduct of such litigation. RevitaLid shall retain all recovery from such litigation. RevitaLid shall indemnify Licensor against any order for costs that may be made against Licensor in such proceedings unless such costs are assessed based on acts, other than the act of entering into this Agreement, of Licensor or its agents.

6.2.5                     RevitaLid shall have the right to be represented in any Adverse Infringement by counsel of its own selection and at its own expense.

ARTICLE 7
INDEMNIFICATION

7.1.                            By RevitaLid. RevitaLid agrees to indemnify, hold harmless, and defend Licensor and its Affiliates, officers, directors, partners, employees, and agents (each, “Licensor Indemnitee”), from and against any and all losses, damages, costs, fees, expenses (including attorneys’ fees), fines, penalties and other liabilities resulting from, arising out of, or related to, (i) any product, process, or service that is made, used, sold, imported or performed by RevitaLid (or its Sublicensees, agents, contractors, distributors, consultants or employees) in the exercise of the license rights granted herein or otherwise in connection with the Licensed Patents or Licensed Know-How and (ii) any material breach of any of its representations, warranties, covenants or agreements under this Agreement; provided, however, that RevitaLid shall not be liable for any negligence or intentional wrongdoing on the part of any Licensor Indemnitee.

7.2.                            By Licensor. The Licensor agrees to indemnify, hold harmless, and defend RevitaLid and its Affiliates, officers, directors, partners, employees, and agents (each,

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“RevitaLid Indemnitee”), from and against any and all losses, and other liabilities resulting from, arising out of, or related to, any product, process, or service that was made, used, sold, imported or performed by Licensor (or its Sublicensees, agents, contractors, distributors, consultants, or employees) in connection with the Licensed Patents or Licensed Know-How occurring prior to the Effective Date of this Agreement.

7.3.                            Procedure. All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification: (i) promptly notifying the indemnifying party of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent that the indemnifying party is prejudiced by such failure; (ii) cooperating with the indemnifying party in the defense of any such claim or liability (at the indemnifying party’s expense); and (iii) not compromising or settling any claim or liability without prior written consent of the the indemnifying party. The indemnifying party shall not, except with the written consent of the party seeking indemnification, enter into any settlement that does not include as an unconditional term thereof the giving by the person asserting such claim to the party seeking indemnification an unconditional release from all liability with respect to such claim.

7.4.                            Insurance. Prior to the first commercial sale of any Licensed Product, RevitaLid will procure and maintain at its expense comprehensive general liability insurance with a reputable insurer in the amount of not less than [***] per incident and [***] annual aggregate. Such comprehensive general liability insurance shall (i) list Licensor as an additional insured thereunder and (ii) provide product liability coverage. RevitaLid will maintain such insurance during the period that any Licensed Product is being distributed, sold or provided by RevitaLid. RevitaLid will provide Licensor with written evidence of such insurance upon request of Licensor, and will provide Licensor with written notice at least thirty (30) days prior to any cancellation, non-renewal, reduction or other material change in such insurance.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

8.1.                            Licensor. Licensor represents and warrants that: (i) it is a limited liability company duly organized validly existing and in good standing under the laws of the State of Delaware; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Licensor; (iii) Licensor is the sole and exclusive owner of all right, title and interest in and to the Licensed Patents; (iv) to Licensor’s knowledge, none of the Licensed Patents has been legally declared invalid or is the subject of a pending or threatened action or proceeding for opposition or cancellation, or any reexamination, opposition or interference proceeding, or any form of proceeding for a declaration of invalidity, or other proceeding or action to invalidate, render unenforceable, limit in scope, or otherwise limit any Licensor’s rights in the Licensed Patents; (v) Licensor has the right to grant the rights and licenses granted herein; (vi) it has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to the Licensed Know-How or Licensed Patents or any portion thereof in the Field, inconsistent with the license granted to RevitaLid herein; and (vii) the list of patents and patent applications in Exhibit 1 is a complete and accurate

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

list of all patents and patent applications owned or controlled by Licensor as of the Effective Date that relate to the Field.

8.2.                            RevitaLid. RevitaLid represents and warrants that: (i) it is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware and (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of RevitaLid.

8.3.                            Warranty Exclusions. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, NO PARTY MAKES ANY OTHER EXPRESS OR IMPLIED WARRANTY AS TO THE LICENSED KNOW-HOW, LICENSED PATENTS OR THE LICENSED PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF TITLE, NON-INFRINGEMENT, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND HEREBY DISCLAIMS THE SAME.

ARTICLE 9
ARBITRATION

9.1.                            Subject to Section 9.3, all disputes, controversies or differences which may arise between the Parties hereto or for the breach of any of the terms hereof shall be referred to and settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce as currently in force by one or more arbitrators appointed under such Rules. Such arbitration hereunder shall be conducted in the English language and shall be held in [***] if the arbitration is requested by RevitaLid, and in [***] if the arbitration is requested by Licensor. The determination of the arbitration shall be final, binding and conclusive upon the Parties hereto. Notwithstanding anything herein to the contrary, the relevant cure periods for breach under this Agreement shall toll while either Party pursues resolution to a dispute through arbitration.

9.2.                            The prevailing Party shall be entitled to reimbursement of reasonable fees and costs.

9.3.                            Notwithstanding anything to the contrary contained in this Article 9, either Party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

ARTICLE 10
GENERAL

10.1.                     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws.

10.2.                     Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint ventures of the other for any purpose as a result of this Agreement or the transactions contemplated thereby.

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10.3.                     Assignment. This Agreement shall not be assignable or transferable, by operation of law or otherwise, by either Party without the other Party’s written consent, except that either Party or its permitted assignees may assign this Agreement (x) in whole or in part to an Affiliate of the assigning Party provided that the assigning Party agrees in writing to remain liable for the Affiliate’s performance of its obligations under this Agreement; or (y) in whole to a third party who acquires all or substantially all of the assets of the assigning Party or the assets of the business of the assigning Party to which this Agreement relates; provided that in each case the assignee agrees in writing to assume the assigning Party’s obligations under this Agreement. Any attempt to assign or transfer this Agreement or any portion thereof in violation of this Section 10.3 shall be void.

10.4.                     Right to Develop Independently. Nothing in this Agreement will impair RevitaLid’s right to independently acquire, license, develop for itself, or have others develop for it, intellectual property and technology performing similar functions as the Licensed Know-How or Licensed Patents or to market and distribute products based on such other intellectual property and technology.

10.5.                     Notices. Any required notices hereunder shall be given in writing by certified mail or overnight express delivery service at the address of each Party set forth below, or to such other address as either Party may indicate on its behalf by written notice.

If to RevitaLid:

RevitaLid, Inc.

400 N. Ashley Dr., Ste. 1950
Tampa, FL 33602
Attention: Barry Butler, President & CEO

Registered Agent:

If to Licensor:

VOOM, LLC
625 Via Trepadora
Santa Barbara, CA 93110
Attention: Dr. Mark Silverberg

Notice shall be deemed served when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

10.6.                     Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing Party and the non- performing Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

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10.7.                     Compliance with Laws. Each Party shall furnish to the other Party any information reasonably related to the subject matter of this Agreement requested or required by that Party during the term of this Agreement or any extensions hereof to enable that Party to comply with the requirements of any U.S. or foreign federal, state and/or government agency.

10.8.                     LIMITATION OF LIABILITY. EXCEPT AS PROVIDED UNDER ARTICLE 7, OR IN THE EVENT OF A BREACH UNDER ARTICLE 5, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

10.9.                     Further Assurances. At any time or from time to time on and after the date of this Agreement, Licensor shall at the reasonable written request of RevitaLid (i) deliver to RevitaLid such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as RevitaLid may reasonably deem necessary or desirable in order for RevitaLid to obtain the full benefits of this Agreement and the transactions contemplated hereby.

10.10.              Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement.

10.11.              10.11                 Waiver. The failure of a Party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such Party to thereafter enforce that provision or any other provision or right.

10.12.              Entire Agreement; Amendment. This Agreement sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements and writings in relating thereto. This Agreement may not be altered, amended or modified in any way except by a writing signed by both Parties.

10.13.              Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

10.14.              Joint Steering Committee. A Joint Steering Committee, comprised of representatives of both Parties, shall be established to discuss and oversee strategies and timelines for development and commercialization of Licensed Products in the Territory. Subject to the terms and conditions of this Agreement, RevitaLid shall have final decision-making authority with respect any decisions relating to any Licensed Product.

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IN WITNESS WHEREOF, Licensor and Revitalid have executed this License Agreement by their respective duly authorized representatives.

VOOM, LLC		REVITALID, INC.

By:	/s/ Mark Silverberg	By:	/s/ Barry Butler
	Mark Silverberg, M.D.		Mark Silverberg, M.D.
	Manager		President

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 1

List of Patents and Patent Applications

(Status Column updated as of August 29, 2011)

Patent/ Application #	Title of Patent/ Application	Date Filed	Inventors	Status

United States Cases

13/218,584	Compositions and Methods for Non- Surgical Treatment of Ptosis	August 26, 2011	Mark Silverberg, M.D.	Pending

61/448,949	Compositions and Methods for Non- Surgical Treatment of Ptosis	March 3, 2011	Mark Silverberg, M.D.	Pending

Non-US Cases

n/a